Exhibit 99.1

December 10, 2018

Board of Directors

Dominion Energy, Inc.

120 Tredegar Street

Richmond, VA 23219

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter dated November 26, 2018 to the Conflicts Committee of the Board of Directors of Dominion Energy Midstream GP, LLC (“DEM General Partner”) as Annex B to, and to the references thereto and to us under the headings “Summary – Opinion of the DEM Conflicts Committee Financial Advisor”, “Risk Factors – Risks Related to the Merger”, “The Merger – Background of the Merger”, “The Merger – Reasons for the DEM Conflicts Committee’s Approval”, “The Merger – Unaudited Financial Projections of Dominion Energy Midstream” and “The Merger – Opinion of the DEM Conflicts Committee Financial Advisor”, in, the consent solicitation statement/prospectus relating to the proposed transaction involving Dominion Energy, Inc. (“Dominion Energy”), Tredegar Street Merger Sub, LLC, Dominion Energy Midstream Partners, LP and DEM General Partner, which consent solicitation statement/prospectus forms a part of the Registration Statement on Form S-4 of Dominion Energy.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MOELIS & COMPANY LLC

MOELIS & COMPANY LLC